Exhibit 10.29 Consulting Agreement between the Company and Akaoni Management dated October 10, 2008

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made and entered into as of this 10th day of October 2008 (the "Effective Date") by and between Sunovia Energy Technologies, Inc., a Nevada corporation with offices located at 6408 Parkland Drive, Suite 104, Sarasota, Florida 34243 ("SETI" or "the Company"), and Akaoni Management LLC, a consulting company with offices located at 22700 Shore Center Drive, Euclid, Ohio 44123 ("Consultant").

RECITALS

A. Company desires to have Consultant perform certain consulting services as described in this Agreement and the exhibits attached hereto, subject to the terms and conditions of this Agreement; and

B. Consultant is able, willing and properly qualified to perform such consulting services.

In consideration of the foregoing, the mutual covenants, agreements, promises, representations and warranties contained in this Agreement, and other valid consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Company and Consultant hereby covenant and agree as follows:

AGREEMENT

SECTION I. TERM OF AGREEMENT.

The term of this Agreement shall commence on the Effective Date and shall continue until the 9th day of October, 2009, unless earlier terminated pursuant to this Agreement (the "Term").

SECTION II. SCOPE OF WORK.

Generally, Consultant will render services in accordance with generally accepted and currently recognized practices, procedures and principles.

Company shall engage Consultant to provide the following consulting services:

1.

Assist with the development of advertising and marketing programs and materials.

2.

Review and make any necessary modifications to Company press releases, collaterals, presentations, and   other sales, marketing and promotional materials.

3.

Assist with key executive searches and offer executive qualification evaluations.

4.

Bi-weekly consultations with the President and/or CEO.

5.

Attend select meetings with President & CEO.

6.

Assist with due diligence of potential acquisitions and partnerships.

Whenever Company desires that the Consultant perform consulting services that are not specifically outlined under this Agreement, Company will advise Consultant by preparing a Task Order ("Task Order"). A Task Order format is attached hereto as Exhibit "A". Company shall prepare such written Task Orders which shall include a detailed description of the scope of the work to be performed, including the anticipated result(s) of Consultant's efforts, the nature and extent of the work necessary to achieve such result(s), and an estimate of any fees and/or expenses that may be incurred by the Consultant, and the schedule for completion (each a "Scope of Work").

Consultant shall review and may comment on any Task Order prepared by the Company and suggest reasonable changes therein. Consultant shall not proceed with the Scope of Work described in any

Task Order and Company shall not be liable for any compensation or expenses with respect to a Task Order unless and until such Task Order is signed by the Consultant and Company or its designee.

Subsequent to execution of any Task Order, the parties may execute a task change order altering the terms of the Scope of Work. Consultant shall be responsible for completing the work reflected in Task Orders and agreed upon change orders and shall not be entitled to compensation except as set forth in this Agreement. Company shall not be liable for work performed outside of the work agreed to specifically in writing pursuant to a Task Order or change order thereto.

SECTION III. CONSULTING FEE AND TERMS OF PAYMENT.

As consideration for the services performed by Consultant pursuant to this Agreement, Company shall compensate Consultant for work performed as provided below, plus payment of reimbursable expenses.

Consultant shall receive seven thousand five hundred dollars ($7,500) ("the Cash compensation") per month. The Cash Compensation shall be payable monthly, in arrears, in twelve (12) equal installments, with the first installment being payable for the Month of October, 2008.

Consultant shall receive two (2) stock options ("the Stock Option Compensation") whereby each option shall consist of four hundred thousand (400,000) shares of restricted common stock of the Company, as set forth and defined within the attached Exhibit B ("The Options").

The first stock option may be exercised on or after January 1, 2009 and the second and final option may be exercised on or after March 31, 2009. Terms and conditions of the Option are included within said Exhibit B. Company shall pay Consultant its reasonable, out-of-pocket, pre-approved expenses as incurred by Consultant in connection with his performance under this Agreement. Consultant shall not incur any expenses without prior written consent of Company. Consultant agrees to provide Company with access to such receipts, ledgers and other records as may be reasonably appropriate for Company to verify the amount and nature of such expenses.

SECTION IV. INVOICING.

Consultant shall render an invoice (together with all receipts for expenses exceeding $25 to the extent practicable) to the partners or co-venturers between Company and Consultant or between Company and any employee of Consultant or between Consultant and employee of Company limiting the generality of the foregoing:

Company by the 1st day of each month for all expenses incurred by Consultant in the prior month for which Consultant seeks reimbursement ("Invoice"). Any undisputed charges in such Invoices shall be due and payable within thirty (30) days after receipt.

5.1 Control

SECTION V. STATUS OF CONSULTANT.

Consultant enters this Agreement as and intends to continue to be an independent contractor. Consultant acknowledges that as an independent contractor he is undertaking certain risks of loss not associated with an employment relationship. None of the provisions of this Agreement shall be interpreted or deemed to create any relationship between such parties other than that of independent contractors. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee, master and servant, principal and agent, or

Company shall have no right to control or direct the details, manner, or means by which Consultant performs the Services under this Agreement. In performing the Services under this Agreement, Consultant shall have no control over or management authority with respect to Company or its operations.

5.2 Taxes and Other Obligations.

Consultant shall report for federal and state income tax purposes all amounts received by it under this Agreement as income. Consultant shall have sole responsibilities for the withholding of all federal and state income taxes, unemployment insurance tax, social security tax, and other withholding with respect to payments made by Consultant to its employees performing services for it under this Agreement. Neither Consultant nor any of its employees shall be entitled to any employment benefits of any kind provided by Company to its employees, including, but not limited to, vacation pay, sick leave pay, retirement plan and related benefits, social security, workers compensation insurance, disability insurance, employment insurance benefits, and other benefits of any kind provided by Company to its employees, and for itself and its employees; and Consultant expressly waives any and all rights to such benefits. For itself and its employees, Consultant irrevocably elects not to participate in any retirement plans under Section 401 (a) of the Internal Revenue Code of 1986, as amended, contributed to by Company. Consultant shall indemnify and hold Company harmless from any and all loss or liability (including attorneys' fees) arising from Consultant's failure to report as income payments received 'by it under this Agreement and its failure to withhold for federal and state tax purposes amounts paid to its employees rendering services to it under this Agreement, in the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant.

5.3 Benefits.

Consultant expressly agrees that as an independent contractor, Consultant shall not be eligible to participate in any of Company's employee benefit plans or programs, and that the only consideration payable by Company to Consultant shall be the amounts set forth in the this Agreement.

5.4 Insurance.

Consultant further agrees that Consultant will provide any and all insurance coverages which Consultant may, in Consultant's sole discretion, require; provided, however, that Consultant shall carry and maintain in force (l) automobile insurance and worker's compensation coverages in at least those amounts required by relevant state or local statutes in the jurisdiction where Consultant performs the majority of services rendered hereunder and (2) such General Liability which is commercially reasonable under the circumstances surrounding the Services.

5.5 Workplace.

It is understood that while Consultant will perform the Work primarily at Consultant's principal place of business as noted above, Consultant shall need access to Company's business offices and employees from time to time. Accordingly, Consultant or its authorized representatives shall have access, during normal working hours, to Company's officers and employees upon reasonable notice, and shall be provided adequate and appropriate work space, facilities and equipment in order to complete the Scope of Work.

SECTION VI. NON-INFRINGEMENT.

To induce Company to enter into this Agreement, Consultant represents and warrants to Company that, in Consultant's performance of the Services hereunder, Consultant will not breach an obligation of Consultant to any third party. In addition, Consultant represents and warrants to Company that

Consultant is not a party to any agreement and has no obligations that would prohibit Consultant from engaging in any of the services contemplated by the Agreement or that might in any way affect Consultant's ability to use its best efforts to carry out the provisions of this Agreement. Consultant acknowledges that Company would not have engaged Consultant to perform the Services if Consultant could not in good faith make the foregoing representations and warranties. Consultant warrants that it will not provide services hereunder that will violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information, privacy or publicity and nondisclosure rights, or any trademark, copyright or patent rights.

SECTION VII. CONFIDENTIALITY; OWNERSIDP.

7.1 Receipt of Trade Secrets.

Consultant recognizes and acknowledges that, in the course of the engagement of Consultant by Company, and as a result of the confidential relationship with Company established thereby, Consultant shall be receiving trade secrets of Company and confidential information ("Trade Secrets"), and developing additional know-how and proprietary information owned by Company which will become Trade Secrets, and that such Trade Secrets are highly valuable assets of Company; provided, that technology and information shall not be considered Trade Secrets of Company which are (1) known to Consultant prior to execution of this Agreement; (2) previously divulged by Company to others without any restrictions thereon;

(3) disclosed to Consultant by a third party who is not in breach of any confidentiality obligation to Company; or (4) technology or information of such a general level as to constitute general business knowledge and skill of Consultant.

7.2 Nondisclosure.

Consultant shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate or disclose to any third party (other than in the furtherance of the business purposes of Company and at the express, written request of Company) any technology and information relating to Company's business or its patents, inventions, software, know-how and other property rights, including without limitation, the Trade Secrets, all of which are deemed confidential and proprietary. In addition, Consultant shall not reveal to any person or entity the existence, or any of the terms, of this Agreement.

7.3 Ownership.

Any methods, developments, inventions and/or improvements (including but not limited to software) whether or not patentable or subject to intellectual property protection (including, but not limited to, the Trade Secrets, all computer programs, including any source code, object code, enhancements and modifications, all files, including input and output materials, all documentation related to such computer programs and files, all media upon which any such computer programs, files and documentation are located, including tapes, disks and other storage media) and all related materials that are (1) developed by Consultant in connection with the performance of the Services after the Effective Date; or (2) paid for or provided by Company in connection with the performance of the Services before or after the Effective Date, (collectively "Developed Property") shall be and remain the property of Company.

7.4 Works Made for Hire.

In no way limiting the foregoing, all Developed Property conceived or made by Consultant in connection with the Services are "supplementary works" and "works made for hire" (as those terms are defined in the United States Patent Trademark and Copyright Laws, 17 U.S.C. § 101) and owned by Company; and Consultant hereby assigns to Company all Developed Property which Consultant may conceive of or make in connection with the performance of the Services.

7.5 Disclosure; Assignment.

Consultant promptly shall execute and deliver to Company any instruments deemed necessary by Company to effect disclosure and assignment by Consultant to Company of any Developed Property. Upon the request of Company and at Company's expense, Consultant shall execute patent and copyright applications and any other instruments deemed necessary by Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and/or foreign countries which may be based in whole or in part on Developed Property.

SECTION VllI. INJUNCTIVE RELIEF.

If Consultant violates either Error! Reference source not found. or Section VII. of this Agreement, Company (in addition to any other and additional rights or remedies it may have at law, in equity or by statute) shall be entitled to immediate and permanent injunctive relief, it being agreed that the damages which Company would sustain upon such violation are difficult or impossible to ascertain in advance. The posting of a bond shall not be required as a precondition to such injunctive relief.

SECTION IX. ASSIGNMENT; SUBCONTRACTING.

It is mutually acknowledged that this Agreement contemplates the personal services of Consultant and, accordingly, neither this Agreement nor any rights hereunder or interest herein may be assigned or transferred, and no obligations of Consultant hereunder may be subcontracted or otherwise delegated by Consultant without express prior written consent of Company.

SECTION X. NO CONFLICT.

To induce Company to enter into this Agreement, Consultant represents and warrants to Company that, in Consultant's performance of the Services hereunder, Consultant will not use or disclose any confidential, proprietary information of, nor breach an obligation of Consultant to, any third party, Consultant acknowledges that Company would not have engaged Consultant to perform the Services if Consultant could not in good faith make the foregoing representation and warranty.

SECTION XI. TERMINATION.

11.1 30 Days Notice.

Either party may terminate this Agreement upon thirty (30) days written notice to the other specifying the effective date of termination. In the event Company shall so terminate this Agreement, Company shall pay Consultant for the Work performed prior to the effective date of such termination, subject to the provisions of Section XII.

11.2 Return of SETI Property.

In the event of termination, and regardless of any dispute which may exist between Company and Consultant, all Company property and materials in Consultant's possession which in any way pertain to services rendered hereunder shall be delivered immediately to Company.

Termination or expiration of this Agreement shall not affect the obligations of the parties to pay amounts that may have accrued hereunder, or for breaches of this Agreement that occurred, prior to such termination or expiration. The provisions of Error! Reference source not found. Section VII. , Section VIII. , Section XII. , Section XIII. and Section XVI. of this Agreement shall survive the expiration or termination of this Agreement.

SECTION XII. REMEDIES FOR BREACH.

In the event of any breach of this Agreement by any party hereto which shall continue for ten (10) or more calendar days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the non-breaching party, the non-breaching party shall be entitled to:

a. suspend performance of all its obligations under this Agreement for so long as the breach continues uncorrected; or

b. terminate this Agreement.

SECTION XIII. LIMITATION OF LIABILITY.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES ARISING OUT OF THE OTHER PARTY'S PERFORMANCE UNDER THIS AGREEMENT.

SECTION XIV. NOTICES.

All notices issued hereunder by either party shall be made in writing and shall be personally delivered, transmitted by facsimile (with transmission confirmation) or delivered by certified United States mail, postage prepaid, return receipt requested, addressed as follows:

To Company:   Sunovia Energy Technologies, Inc. 6408 Parkland Drive, Suite 104 Sarasota, Florida 34243 Attention: Carl Smith Fax: 941/ 751-3583

To Consultant: Akaoni Management LLC. 22700 Shore Center Drive Euclid. Ohio 44123

Attention: Matt Carpenter Fax: 216/289-1635

The effective date of notice shall be the date of delivery to the addressee or office of addressee, whichever occurs earlier.

SECTION XV. ENTIRE AGREEMENT.

This Agreement sets forth the entire understanding of the parties with respect to the subject of this Agreement and supersedes all prior statements, representations, warranties or covenants made by either party except as expressly set forth herein. Consultant is not relying upon any representations made by Company concerning the difficulty of the performance of the Services or any other matters. This Agreement may not be amended or modified except by a written document signed by Company and Consultant.

SECTION XVI. INDEMNIFICATION.

Consultant (the "Indemnifying Party") agrees to defend, indemnify and hold harmless the other party, its officers, agents, employees, contractors, subcontractors, parent corporations, subsidiaries, and affiliates (referred to individually and collectively as the "Indemnified Party") from and against any and all claims, liabilities, loss, damages, costs, fines, penalties or expenses (including but not limited to attorneys fees and all costs of litigation and collection) ("Damages") which the Indemnified Party may hereafter incur, suffer or be required to pay by reason of the Indemnifying Party's failure to perform faithfully its obligations hereunder or by reason of any bodily injury or property damage caused by any negligent act or omission of the Indemnifying Party, its officers, agents, employees, contractors, subcontractors, parent corporations, subsidiaries and affiliates in connection with this Agreement, any products sold under this Agreement, Indemnifying Party's activities hereunder or otherwise, but excluding those Damages attributable solely to the Indemnified Party's gross negligence.

SECTION XVII. ENFORCEMENT.

If either party (the "Breaching Party") shall breach any of the provisions of this Agreement and the non-breaching party (the "Non-breaching Party") shall seek to enforce such provisions against the Breaching Party, to attempt to secure performance or to obtain equitable relief and/or damages, the Non-breaching Party, whether or not litigation is commenced, shall be entitled to its reasonable costs of such enforcement efforts, including, but not limited to, attorneys' fees and court costs.

SECTION XVIII. APPLICABLE LAW.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (without regard to its conflicts of laws principles). Any litigation with respect to this Agreement may be brought in the Courts of the State of Florida, and by execution of this Agreement, Consultant irrevocably submits to such jurisdiction.

SECTION XIX. BINDING AGREEMENT.

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by Consultant and Company and their respective successors and permitted assigns.

SECTION XX. SEVERABILITY.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of any other provision of this Agreement shall remain unimpaired.

SECTION XXI. ·COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, when at least one counterpart has been executed by each of the parties.

SECTION XXII. HEADINGS.

Headings contained herein are for convenience only and shall not modify, enlarge or limit the scope of the Sections hereof in any manner.

SECTION XXIII. WAIVER.

No delay or failure of either party in exercising any rights hereunder, and no partial or single exercise thereof, shall be deemed to constitute a waiver of such right or any other rights hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:

     CONSULTANT:

Akaoni Management LLC.

.

,

By: _____________

Title: CEO/Chairman of the Board

         Title: Partner

EXHIBIT A

(Form of Task Order)

TASK ORDER NO.

Sunovia Energy Technologies, Inc. ("Company") hereby authorizes Akaoni Management LLC ("Consultant") to perform the following Scope of Work and such performance shall be governed by the terms and conditions of the Consulting Agreement between Company and Consultant (the "Agreement") dated October 10, 2008

Scope of Work: (Explain scope of work per the Agreement, attaching additional sheets if necessary.)

Company estimates that the expenses which may be incurred in connection with the Scope of Work described herein will break down in the following categories and amounts:

This Task Order shall be effective upon the date of the signatures of authorized representative of Company and shall be incorporated by reference and made a part of the Agreement.

COMPANY:

CONSULTANT:

By: ______________________

By: ____________________

Title: __________________    Title: ___________________     Date: _____________________  Date: ____________________

Exhibit B The Option

EXHIBIT B

SUNOVIA ENERGY TECHNOLOGIES, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT ("Agreement") is made and entered into as of the date set forth below, by and between SUNOVIA ENERGY TECHNOLOGIES, INC., a Nevada corporation (the "Company"), and the following Akaoni Management LLC ("Optionee"):

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1.  Option Information.

(a)

Date of Option:

October 9, 2008

(b)

Optionee:

Akaoni Management LLC

(c)

Number of Shares:

800,000

(d)

Exercise Price:

$.10

2.  Acknowledgements.

(a) The Board of Directors (the "Board" which term shall include an authorized committee of the Board of Directors) have heretofore adopted a 2008 Incentive Stock Plan (the "Plan"), pursuant to which this Option is being granted; and

(b) The Board has authorized the granting to Optionee of a nonstatutory stock option ("Option") to purchase shares of common stock of the Company ("Stock") upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") provided by Regulation D and/or Rule 701 thereunder.

3.  Shares; Price.  Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the "Shares") for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at the price per Share set forth in Section 1(d) above (the "Exercise Price") or on a cashless basis as set forth in Section 6 of this Agreement.

4.  Term of Option; Continuation of Service.  This Option shall expire, and all rights hereunder to purchase the Shares shall terminate, five (5) years from the date hereof. This Option shall earlier terminate subject to Sections 7 and 8 hereof upon, and as of the date of, the termination of Optionee's employment if such termination occurs prior to the end of such five (5) year period. Nothing contained herein shall confer upon Optionee the right to the continuation of his or her employment by the Company or to interfere with the right of the Company to terminate such employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

5.  Vesting of Option.  Subject to the provisions of Sections 7 and 8 hereof, this Option shall become exercisable during the term of Optionee's employment in twelve (12) equal quarterly installments of eight and one third percent (8.33%) of the Shares covered by this Option, with each installment exercisable upon vesting. The installments shall be cumulative (i.e., this option may be exercised, as to any or all shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this option).

6.  Exercise.  This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (b) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors consistent with the Plan) and (c) a written investment representation as provided for in Section 13 hereof. Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”).  In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock.  For example, if the holder is exercising 100,000 Options with a per Warrant exercise price of $0.75 per share through a cashless exercise when the Common Stock’s current Market Price per share is $2.00 per share, then upon such Cashless Exercise the holder will receive 62,500 shares of Common Stock.  Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such date.  This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution, and shall be exercisable only by Optionee during his or her lifetime, except as provided in Section 8 hereof.

7.  Termination of Employment.  If Optionee shall cease to be employed by the Company for any reason, whether voluntarily or involuntarily, other than by his or her death, Optionee (or if the Optionee shall die after such termination, but prior to such exercise date, Optionee's personal representative or the person entitled to succeed to the Option) shall have the right at any time within three (3) months following such termination of employment or the remaining term of this Option, whichever is the lesser, to exercise in whole or in part this Option to the extent, but only to the extent, that this Option was exercisable as of the date of termination of employment and had not previously been exercised; provided, however: (i) if Optionee is permanently disabled (within the meaning of Section 22(e)(3) of the Code) at the time of termination, the foregoing three (3) month period shall be extended to six (6) months; or (ii) if Optionee is terminated "for cause", or by the terms of the Plan or this Option Agreement or by any employment agreement between the Optionee and the Company, this Option shall automatically terminate as to all Shares covered by this Option not exercised prior to termination.

Unless earlier terminated, all rights under this Option shall terminate in any event on the expiration date of this Option as defined in Section 4 hereof.

8.  Death of Optionee.  If the Optionee shall die while in the employ of the Company, Optionee's personal representative or the person entitled to Optionee's rights hereunder may at any time within six (6) months after the date of Optionee's death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee's death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

9.  No Rights as Shareholder.  Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of issuance of the Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10.  Recapitalization.  Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company;

provided however that the conversion of any convertible securities of the Company shall not be deemed having been "effected without receipt of consideration by the Company".

In the event of a proposed dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving entity, or a sale of all or substantially all of the assets or capital stock of the Company (collectively, a "Reorganization"), unless otherwise provided by the Board, this Option shall terminate immediately prior to such date as is determined by the Board, which date shall be no later than the consummation of such Reorganization. In such event, if the entity which shall be the surviving entity does not tender to Optionee an offer, for which it has no obligation to do so, to substitute for any unexercised Option a stock option or capital stock of such surviving of such surviving entity, as applicable, which on an equitable basis shall provide the Optionee with substantially the same economic benefit as such unexercised Option, then the Board may grant to such Optionee, in its sole and absolute discretion and without obligation, the right for a period commencing thirty (30) days prior to and ending immediately prior to the date determined by the Board pursuant hereto for termination of the Option or during the remaining term of the Option, whichever is the lesser, to exercise any unexpired Option or Options without regard to the installment provisions of Section 5; provided, however, that such exercise shall be subject to the consummation of such Reorganization.

Subject to any required action by the shareholders of the Company, if the Company shall be the surviving entity in any merger or consolidation, this Option thereafter shall pertain to and apply to the securities to which a holder of Shares equal to the Shares subject to this Option would have been entitled by reason of such merger or consolidation, and the installment provisions of Section 5 shall continue to apply.

In the event of a change in the shares of the Company as presently constituted, which is limited to a change of all of its authorized Stock without par value into the same number of shares of Stock with a par value, the shares resulting from any such change shall be deemed to be the Shares within the meaning of this Option.

To the extent that the foregoing adjustments relate to shares or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as hereinbefore expressly provided, Optionee shall have no rights by reason of any subdivision or consolidation of shares of Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and the number and price of Shares subject to this Option shall not be affected by, and no adjustments shall be made by reason of, any dissolution, liquidation, merger, consolidation or sale of assets or capital stock, or any issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class.

The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

11.  Taxation upon Exercise of Option.  Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee's then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover such liability as a condition of the exercise of this Option.

12.  Modification, Extension and Renewal of Options.  The Board or Committee, as described in the Plan, may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised), subject at all times to the Plan and the Code.  Notwithstanding the foregoing provisions of this Section 12, no modification shall, without the consent of the Optionee, alter to the Optionee's detriment or impair any rights of Optionee hereunder.

13.  Investment Intent; Restrictions on Transfer.

(a)  Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee (or any person or persons entitled to exercise this Option under the provisions of Sections 7 and 8 hereof) shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

(b)  Optionee further represents that Optionee has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information

(c)  Unless and until the Shares represented by this Option are registered under the Securities Act or available for resale in accordance with Rule 144, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company's transfer agent.

14.  Stand-off Agreement.  Optionee agrees that, in connection with any registration of the Company's securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company's securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least one year following the effective date of registration of such offering.

15.  Restriction Upon Transfer.  The Shares may not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated by the Optionee except as hereinafter provided.

(a) Repurchase Right on Termination Other Than for Cause. For the purposes of this Section, a "Repurchase Event" shall mean an occurrence of one of (i) retirement or death of Optionee; (ii) bankruptcy of Optionee, which shall be deemed to have occurred as of the date on which a voluntary or involuntary petition in bankruptcy is filed with a court of competent jurisdiction; (iii) dissolution of the marriage of Optionee, to the extent that any of the Shares are allocated as the sole and separate property of Optionee's spouse pursuant thereto (in which case, this Section shall only apply to the Shares so affected); or (iv) any attempted transfer by the Optionee of Shares, or any interest therein, in violation of this Agreement. Upon the occurrence of a Repurchase Event, the Company shall have the right (but not an obligation) to repurchase all or any portion of the Shares of Optionee at a price equal to the fair value of the Shares as of the date of the Repurchase Event.

b) Termination for Cause; Termination of Option.  In the event Optionee's employment is terminated by the Company "for cause", then the option shall be terminated.

(c) Exercise of Repurchase Right. Any Repurchase Right under Paragraphs 15(a) or 15(b) shall be exercised by giving notice of exercise as provided herein to Optionee or the estate of Optionee, as applicable. Such right shall be exercised, and the repurchase price thereunder shall be paid, by the Company within a ninety (90) day period beginning on the date of notice to the Company of the occurrence of such Repurchase Event (except in the case of termination of employment or retirement, where such option period shall begin upon the occurrence of the Repurchase Event). Such repurchase price shall be payable only in the form of cash (including a check drafted on immediately available funds) or cancellation of purchase money indebtedness of the Optionee for the Shares. If the Company can not purchase all such Shares because it is unable to meet the financial tests set forth in the Nevada  corporation law, the Company shall have the right to purchase as many Shares as it is permitted to purchase under such sections. Any Shares not purchased by the Company hereunder shall no longer be subject to the provisions of this Section 15.

(d) Right of First Refusal. In the event Optionee desires to transfer any Shares during his or her lifetime, Optionee shall first offer to sell such Shares to the Company. Optionee shall deliver to the Company written notice of the intended sale, such notice to specify the number of Shares to be sold, the proposed purchase price and terms of payment, and grant the Company an option for a period of thirty days following receipt of such notice to purchase the offered Shares upon the same terms and conditions. To exercise such option, the Company shall give notice of that fact to Optionee within the thirty (30) day notice period and agree to pay the purchase price in the manner provided in the notice. If the Company does not purchase all of the Shares so offered during foregoing option period, Optionee shall be under no obligation to sell any of the offered Shares to the Company, but may dispose of such Shares in any lawful manner during a period of one hundred and eighty (180) days following the end of such notice period, except that Optionee shall not sell any such Shares to any other person at a lower price or upon more favorable terms than those offered to the Company.

(e) Acceptance of Restrictions. Acceptance of the Shares shall constitute the Optionee's agreement to such restrictions and the legending of his certificates with respect thereto. Notwithstanding such restrictions, however, so long as the Optionee is the holder of the Shares, or any portion thereof, he shall be entitled to receive all dividends declared on and to vote the Shares and to all other rights of a shareholder with respect thereto.

(f) Permitted Transfers. Notwithstanding any provisions in this Section 15 to the contrary, the Optionee may transfer Shares subject to this Agreement to his or her parents, spouse, children, or grandchildren, or a trust for the benefit of the Optionee or any such transferee(s); provided, that such permitted transferee(s) shall hold the Shares subject to all the provisions of this Agreement (all references to the Optionee herein shall in such cases refer mutatis mutandis to the permitted transferee, except in the case of clause (iv) of Section 15(a) wherein the permitted transfer shall be deemed to be rescinded); and provided further, that notwithstanding any other provisions in this Agreement, a permitted transferee may not, in turn, make permitted transfers without the written consent of the Optionee and the Company.

(g) Release of Restrictions on Shares. All other restrictions under this Section 15 shall terminate three (3) years following the date of this Agreement.

16.  Notices.  Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company,

five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for his or her employee records.

17.  Agreement Subject to Plan; Applicable Law.  This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of such Plan is available to Optionee, at no charge, at the principal office of the Company. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. This Option has been granted, executed and delivered in the State of Nevada, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

IN WITNESS WHEREOF, the parties hereto have executed this Option as of the date first above written.

COMPANY:	SUNOVIA ENERGY TECHNOLOGIES, INC., a Nevada corporation By: Name: Title:

OPTIONEE:	By: (signature) Name:

Appendix A

NOTICE OF EXERCISE

SUNOVIA ENERGY TECHNOLOGIES, INC.

_________________

_________________

_________________

Re: Nonstatutory Stock Option

1)

Notice is hereby given pursuant to Section 6 of my Nonstatutory Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Nonstatutory Stock Option Agreement dated: ____________

Number of shares being purchased: ____________

Exercise Price: $____________

A check in the amount of the aggregate price of the shares being purchased is attached.

OR

2)

I elect a cashless exercise pursuant to Section 6 of my Nonstatutory Stock Option Agreement.  The Average Market Price as of _______ was $_____.

I hereby confirm that such shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws. Further, I understand that the exemption from taxable income at the time of exercise is dependent upon my holding such stock for a period of at least one year from the date of exercise and two years from the date of grant of the Option.

I understand that the certificate representing the Option Shares will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares.

I agree to provide to the Company such additional documents or information as may be required pursuant to the Company's 2008 Incentive Stock Plan.

By: (signature) Name: